Exhibit 10.29

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

[***] INDICATES THE REDACTED PORTION OF THIS EXHIBIT.

Interoffice Memorandum

To:	Brad Connett
From:	Gerry Benjamin
Date:	May 13, 2021

Subject:	Special Incentive Plan

I am pleased to inform you that the Compensation Committee of the Board has approved a special incentive plan to retain you and provide you with additional incentive based on the achievement of pre-defined financial goals of the U.S. Medical group in 2021 and 2022.

The total target value of this special incentive plan is $600,000 and is comprised of two components:

Component 1

A one-time cash retention bonus of $200,000 paid upon your acceptance of this plan. If you leave the Company for any reason within 12 months of the payment date, you must reimburse the Company for 50% of the entire retention bonus amount or $100,000.

Component 2

A mid-term Cash Incentive Plan with a target of $400,000 based on achieving the Medical group’s 2 year cumulative goals as outlined in the attached plan document.

*************

If you accept this special incentive plan, please sign below and return a copy of this memo to me. Thank you.

/s/ Brad Connett	5/24/2021
Acknowledged and Accepted	Date

Bradford Connett, President, Henry Schein Medical Group

Long-term Cash Incentive Plan

1.	Introduction

It is critically important to execute the growth strategy of Henry Schein U.S Medical Division (the Company) in the 2 year period from 2021 to 2022. You are eligible to receive this special incentive award based on the Company’s financial results over the 2021 to 2022 fiscal years, subject to the terms and conditions specified below (the “Incentive Award”).

The Incentive Award is specifically designed to provide you with a cash incentive opportunity based on the achievement of the pre-established financial performance goal of the Company and your continued employment with Henry Schein, Inc.

The Incentive Award applies solely with respect to the 2021 and 2022 fiscal years of the Company (the “Performance Period”).

2.	Eligibility

The following individual is eligible for the Incentive Award:

•	Bradford Connett – President, Henry Schein Medical Group

3.	Financial Performance Goals

The Company’s Financial Performance Goals are based on:

(1)	Cumulative 2021 and 2022 Operating Income of the U.S. Medical Division, without the Test Kits, weighted at 90%

(2)	Cumulative 2021 and 2022 Operating Income for the COVID-19 Test Kits, weighted at 10%

Each goal is assigned a portion of the incentive target using the weightings established below. Each goal is measured independently from one another to calculate the portion of the target incentive earned.

	90% US Medical Division Operating Income (without Test Kits)	10% Operating Income for COVID -19 Test Kits	100% Total
2021	$[***]	$[***]	$[***]
2022	$[***]	$[***]	$[***]
Incentive Plan Cost	$360,000	$40,000	$400,000
Cumulative Goal	$[omitted from filed version]	$[omitted from filed version]	$[omitted from filed version]

[***] INDICATES THE REDACTED PORTION OF THIS EXHIBIT.

After the completion of the 2 year performance period, each of the two cumulative performance goals (1. U.S Medical Division Operating Income without Test Kits and 2. COVID-19 Test Kits Operating income) will be measured against the actual results and a percent achievement will be calculated by dividing the actual achievement by the corresponding goal. This percent achievement will be used to determine the incentive payout in accordance with Section 4 below and subject to the terms and conditions specified herein.

The Company will determine the level of achievement of the two year (2021-2022) cumulative goals and may, as it decides in its sole discretion, make adjustments to the Performance Goals in accordance with Section 5 below.

4.	Incentive Awards

The following incentive targets are established for the Incentive Award as follows:

•	Bradford Connett: $400,000 (aggregate target payout)

The incentive target is further allocated to each of the two performance goals (U.S. Medical Division Operating Income without Test Kits and Operating Income of COVID-19 Test Kits) based on pre-established weightings outlined in Section 3 above.

(1)	Cumulative 2021 and 2022 Operating Income of the U.S. Medical Division, without the Test Kits, weighted at 90% or $360,000

(2)	Cumulative 2021 and 2022 Operating Income for the COVID-19 Test Kits, weighted at 10% or $40,000

The payout related to each performance goal is calculated by applying the percent achievement to the target bonus for the specific performance goal using the payout table below. Payout under each performance goal is assessed independently from one another.

LEVERAGE TABLE

		(A) 90% Medical OI (w/o Test Kits)		(B) 10% Test Kit OI
% of Perf Goal	% of Target OI Achieved	OI Achvd ($M)	Award $360K	OI Achvd ($M)	Award $40K Tgt	Total (A) + (B)
150%	150%	$[***]	$540	$[***]	$60	$600
125%	125%	$[***]	$450	$[***]	$50	$500
100%	100%	$[***]	$360	$[***]	$40	$400
95%	95%	$[***]	$342	$[***]	$38	$380
90%	90%	$[***]	$324	$[***]	$36	$360
85%	85%	$[***]	$306	$[***]	$34	$340
80%	80%	$[***]	$288	$[***]	$32	$320
75%	75%	$[***]	$270	$[***]	$30	$300
70%	70%	$[***]	$252	$[***]	$28	$280
<70%	<70%	<$[***]	$0	<$[***]	$0	$0

[***] INDICATES THE REDACTED PORTION OF THIS EXHIBIT.

There will be no payout under a specific financial goal if the performance achievement is less than 70%.

Performance in between performance intervals will be linearly interpolated and the corresponding amount of the Incentive Award to be paid will be linearly interpolated up to a maximum payout of 150% of target.

In order to receive any payment under the Incentive Award, you must be actively employed by the Company on the payment date of the year the Incentive Award is to be paid out. The payment of the Incentive Award will be made in cash and will be made in the early part of fiscal year 2023, as determined by the Company in its sole discretion, following the completion of the Performance Period, but in no event later than March 15, 2023 (the “Payment Date”). In the event that your employment with the Company is terminated by you or the Company for any reason prior to the Payment Date, the Incentive Award will be forfeited and canceled in its entirety.

To the extent applicable, any payment under the Incentive Award is intended to be a short-term deferral within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (collectively, “Section 409A”) that is exempt from the applicable requirements of Section 409A and the Incentive Award will be limited, construed and interpreted in accordance with such intent.

Notwithstanding anything to the contrary, the Company (or any of their affiliates) do not guarantee, and nothing in the Incentive Award or otherwise is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Incentive Award or otherwise, and the Company and any of their affiliates will not be responsible for any compliance with or exemption from Section 409A.

5.	Adjustments to Performance Goal

The Company may adjust, as they decides in their sole discretion, the Performance Goal for:

•	Acquisitions and new business ventures (based on the approved model pre-established in writing) not initially considered when developing the target including:

•	The effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

•	Any gain, loss or expense related to the disposal of a business or discontinued operations that was not already contemplated in the goal;

•	Unbudgeted acquisition and professional fees and expenses relating to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

•

Unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) shall be excluded;

•

Restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the goal;

•	The financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting budget for the fiscal year;

•	Changes in accounting principles or in applicable laws or regulations;

In addition, the Performance Goal may be adjusted, as the Company decides in its sole discretion, for any other unforeseeable event or other facts and circumstances beyond the control of the Company or any of their affiliates, by an amount equal to a reasonable estimate of the expected accretion or dilution.

6.	Forfeiture Conditions and Recoupment

Notwithstanding anything herein to the contrary, the Incentive Award granted hereunder is conditioned on you not engaging in any Competitive Activity (as defined below) from the effective date of the grant of the Incentive Award through the first anniversary of the Payment Date. If, on or after the effective date of grant of the Incentive Award but prior to the Payment Date, you engage in a Competitive Activity, your entire Incentive Award shall be immediately forfeited in its entirety, and you shall have no further rights or interests with respect to such Incentive Award. In the event that you engage in a Competitive Activity on or after the Payment Date but on or prior to the first anniversary of such Payment Date, the Company and any of their affiliates will have the right to recoup from you, and you will repay to the Company, within thirty (30) days following demand by the Company, an amount in cash equal to the entire Incentive Award paid to you on the Payment Date. the Company and any of their affiliates also have the right to set off (or cause to be set off) any amounts otherwise due to you from the Company or the Company in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of Section 409A.

You hereby acknowledge and agree that the forfeiture and recoupment conditions set forth in this Section 6, in view of the nature of the business in the Company and their affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and their affiliates. You hereby acknowledge and agree that (i) it is a material inducement and condition to the issuance of the Incentive Award that you agree to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company, or its affiliates pursuant to this Section 6 are reasonable, and (ii) nothing in the Incentive Award is intended to preclude the Company (or any of their affiliates) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the Incentive Award or otherwise.

For purposes of the Incentive Award, you will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, you (i) take other employment with, render services to, or otherwise engage in any business activities with, companies or other entities that are competitors of the Company or any of their affiliates, (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by or otherwise providing services to the Company or any of their affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of their affiliates, (iii) divert, or attempt to divert, any person or entity from doing business with the Company or any of their affiliates or induce, or attempt to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of their affiliates, (iv) violate any agreement between you and the Company or any of their affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of their affiliates, and/or (v) conduct yourself in a manner adversely affecting the Company or any of their affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of their affiliates. The determination as to whether you have engaged in a Competitive Activity shall be made by the Company.

7.	Miscellaneous

Any decision, interpretation or other action made or taken by the Company will be final, binding and conclusive on the Company and you and your respective heirs, executors, administrators, successors and assigns.

All expenses of the Incentive Award will be borne by the Company.

The grant of the Incentive Award does not provide you with any right or entitlement to any future award of any kind whatsoever, including any incentive award with respect to periods after the Performance Period. The Company reserves the right to award additional incentive awards after the initial plan based on business performance, but is under no such obligation.

The Incentive Award is not intended to, nor does it constitute, a contract or guarantee of continued employment. Nothing in the Incentive Award will affect the right of the Company or any of their affiliates to terminate your employment or service or to increase or decrease the compensation payable to you from the rate in effect at the commencement of a year or to otherwise modify the terms of your employment.

Except to the extent required by applicable law, the Incentive Award or payment thereof or any right or benefit hereunder will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company or any of their affiliates.

In the event that any one or more of the provisions contained in the Incentive Award will, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Incentive Award and the Incentive Award will be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

The Company will have the right to make any provisions that it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Incentive Award.

The Incentive Award will inure to the benefit of, and be binding upon, the Company and you and their respective heirs, legal representatives, successors and assigns.

The Incentive Award will be construed, administered, and governed in all respects in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

The Incentive Award will not be treated as compensation for purposes of any employee benefit plan or arrangement, except to the extent expressly provided therein.

The Incentive Award, if and when payable hereunder, shall be funded out of general assets of the Company and no special reserve, fund or deposit will be made to assure payment of the Incentive Award and you shall be solely an unsecured creditor of the Company. If the Company decides in its sole discretion to fund a trust with respect to the Incentive Award, such reserve or trust shall continue to be an asset solely of the Company.